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                                 EXHIBIT 10.3(n)

                   AMENDED AND RESTATED CEO FORMULA BONUS PLAN

1. PURPOSE: The purpose of the CEO Formula Bonus Plan (the "Plan") is to provide the CEO with an additional incentive to enhance and improve the performance of the Company as well as to meet the requirements of qualified performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and Regulation 162(m) of the Code and preserve the deduction for compensation in excess of $1.0 million paid to the CEO.

2.    DEFINITIONS:

      (a) "Bonus" shall be in the amount approved by the Committee and payable to the CEO in accordance with the Plan, which amount shall not exceed the Maximum Bonus for each Measurement Year.

      (b)   "Maximum Bonus" shall mean $4,000,000.

      (c)   "CEO" means the Chief Executive Officer of Ogden Corporation
            ("Ogden").

      (d) "Committee" means the Compensation Committee of the Ogden Board of Directors comprised of "outside directors" within the meaning of
            Section 162(m) of the Code.

      (e)   "Company" means Ogden and its subsidiaries.

      (f) "Designated Beneficiary" means the Participant's spouse who shall receive any payments due to the Participant under the Plan upon the Participant's death. If the spouse is not living, the Designated Beneficiary shall be the Participant's estate.

      (g) "Disability" is defined as a condition entitling the Participant to benefits under the Company's long-term disability plan or policy applicable to the CEO.

      (h)   "Effective Date" shall be January 1, 1999.

      (i) "Measurement Year" means each calendar year period over which the Company's ROE Performance is measured.

      (j) "Participant" means the CEO who is eligible to receive a Bonus under the Plan.

      (k) "Pre-Tax Income" for any Measurement Year is the amount of consolidated income from continuing operations before income taxes and minority interest as of the December 31 occurring in such Measurement Year as reported in the Company's Statements of Consolidated Income.
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      (l)   "Pre-Tax ROE Performance Level" for any Measurement Year means the
            Company's Pre-Tax Income achieved in any such Measurement Year divided by the Company's Shareholders' Equity for such Measurement Year.

      (m) "Shareholders' Equity" for any Measurement Year is equal to the total shareholders equity as of the December 31 occurring in the immediately preceding calendar year, as reported in the Company's Statement of Shareholders' Equity.

      (n) "Target Bonus" for any Measurement Year shall be equal to the Participant's base salary as determined by the Committee prior to the Measurement Year and which becomes effective as of March 1 of the Measurement Year.

3.    ELIGIBILITY: Participation in the Plan will be limited to the CEO.

4. BONUS FORMULA: The Participant will be eligible for an annual cash Bonus with respect to each Measurement Year based upon the Company's Pre-Tax ROE Performance Level attained in such Measurement Year. The amount of each Bonus shall be equal to a portion of the Target Bonus which amount cannot exceed the Maximum Bonus. For each Pre-Tax ROE Performance Level, the amount of any Bonus payable, not to exceed the Maximum Bonus, is designated in the following table:

================================================================================
Pre-Tax ROE
Performance Level                             % of Target Bonus
--------------------------------------------------------------------------------
< 13%                                         0
13% to under 17%                              75%
17% to under 21%                              100%
21% to under 25%                              125%
25% or greater                                150%
================================================================================

3. AWARD DETERMINATION: The annual Bonus amount to be awarded under the Plan will be determined by the Committee based on the actual Pre-Tax ROE Performance Level in the Measurement Year. Following December 31 of each Measurement Year, the Committee will certify in writing to the Pre-Tax ROE Performance Level achieved after the completion and audit of the Company's annual financial statements. Such certification shall be included in the minutes of the Committee.

4. MODIFICATION OF AWARDS BASED ON INDIVIDUAL PERFORMANCE: The Participant's Bonus award as determined by the Pre-Tax ROE Performance Level may be reduced based on the Committee's evaluation of other factors related to the Participant's and Company's overall performance.

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5.    TIMING AND PAYMENT OF AWARDS: Payment of any Bonus under the Plan will be made after completion of each Measurement Year as soon as practical following Certification by the Committee of the Company's Pre-Tax ROE Performance Level and final approval of the Bonus by the Committee.

6. DISABILITY OR DEATH: In the event of the Participant's Disability or Death during a Measurement Year, the full Bonus earned for the Measurement Year and approved by the Committee will be paid to the Participant or Designated Beneficiary, as the case may be, as if the Participant had remained active throughout the Measurement Year. In the event of the Participant's death after the death of a Measurement Year but prior to the payment of any Bonus earned for such Measurement year such Bonus shall be paid to the Participant's Designated Beneficiary.

7. TERMINATION OF EMPLOYMENT: In the event the Participant's employment is terminated by Ogden during a Measurement Year for any reason other than for cause, as determined by the Committee or if the Participant has an employment agreement with Ogden, as set forth in such employment agreement, the full Bonus earned for the Measurement Year and approved by the Committee will be paid as if the Participant had remained employed throughout the Measurement Year.

8. ADMINISTRATION: The Plan will be administered by the Committee. The Committee retains the discretion to change the Pre-Tax ROE Performance Levels under the Bonus Formula, as set forth in the table in Paragraph 4. above, prior to the start of any Measurement Year and while the outcome is still uncertain. The Committee may reduce the Bonus payable under the Plan in any Measurement Year. The Committee reserves the right to terminate the Plan at any time or to amend the Plan in any respect; provided that no amendment shall be made which would cause payments pursuant to this Plan to fail to qualify for the exemption from the limitations of Section 162(m) and Regulation 162(m) of the Code provided by Section 162(m)(4)(C) of the Code. No Plan amendment or termination will alter the Participant's right to a Bonus for a Measurement Year already in progress with the exception of the 1999 Measurement Year. The Plan shall terminate and become null and void if it is not approved by the Ogden shareholders at the 1999 Annual Meeting in accordance with the requirements of Section 162(m)(4)(C) and Regulation 162(m)of the Code.

9.    MISCELLANEOUS:

      (a) The right of the Participant to any payment hereunder shall not be assigned, transferred, pledged or encumbered.

      (b) This Plan and all rights hereunder shall be subject to any and all governmental laws, regulations and approvals that may exist from time to time and shall be interpreted in accordance with the laws of the state of New York.

      (c) All payments required to be paid hereunder shall be subject to any required Federal, state, local and other applicable withholdings or deductions.

      (d) Nothing contained in the Plan shall confer upon the Participant any right with respect to the continuation of the Participant's employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the base salary of the Participant from the rate in effect at the commencement of a Measurement Year, except that at no time shall the Bonus be greater than the Maximum Bonus.